UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

CRI HOTEL INCOME PARTNERS, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Beneficial Assignee Certificates
	(2)	Aggregate number of securities to which transaction applies: 868,862
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): [$11.80]. Pursuant to Rule 0-11(c)(2), the fee was calculated on the amount of cash that is estimated to be received from the Registrant from the sales of the Registrant’s property, assuming that the Registrant receives the maximum amount of the estimated liquidation proceeds.

	(4)	Proposed maximum aggregate value of transaction: [$10,252,571.60].
	(5)	Total fee paid: [$2,050.51]
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CRI HOTEL INCOME PARTNERS, L.P.
11200 Rockville Pike
Suite 300
Rockville, MD 20852
(301) 468-9200

April , 2013

Dear Holders of Beneficial Assignee Certificates ("BAC Holders"):

You are a holder of Beneficial Assignee Certificates ("BACs") in CRI Hotel Income Partners, L.P. (the "Partnership"). BACs are materially identical to limited partner interests in the Partnership. On behalf of Partnership, we are writing to request the consent of the BAC Holders to authorize CRICO Hotel Associates I, L.P., as the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs (the "Liquidation"). The Liquidation involves the sale of the remaining hotel properties owned by the Partnership, payment of Partnership liabilities, distribution of any proceeds and dissolution of the Partnership. In addition to the Liquidation proposal, we request the consent of BAC Holders to amend the Partnership Agreement to allow the General Partner to be eligible to be paid a Disposition Fee equal to 3% of the aggregate selling price of a hotel property sold by the Partnership prior to making any distributions to the BAC Holders from the sale of real property as compensation for its efforts in marketing and selling the properties

In connection with the proposed Liquidation, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Liquidation, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed consent form and sign, date and return it promptly in the enclosed postage-paid envelope, or in the manner set forth in the section of the attached Consent Solicitation Statement entitled "Voting Procedures". To be counted, your properly completed consent card must be received at or before 5 p.m., Eastern Time, on May 31, 2013, unless the General Partner elects to extend the period for giving consents, in its sole discretion, notice of which shall be provided as described in the Consent Solicitation Statement.

Sincerely,
CRI HOTEL INCOME PARTNERS, L.P.
By: CRICO Hotel Associates I, L.P., its general partner
By: C.R.I., Inc., its general partner

William B. Dockser
Chairman of the Board

H. William Willoughby
President

CRI HOTEL INCOME PARTNERS, L.P.
NOTICE FOR ACTION BY WRITTEN CONSENT OF BAC HOLDERS

To the Holders of Beneficial Assignee Certificates of CRI Hotel Income Partners, L.P.:
We are soliciting consent from the holders of Beneficial Assignee Certificates of CRI Hotel Income Partners, L.P. (the "Partnership") to authorize CRICO Hotel Associates I, L.P., the general partner of the Partnership, to liquidate the assets of the Partnership and wind up its affairs. The proposed Plan of Liquidation and Dissolution is set forth in the accompanying Consent Solicitation Statement. In addition to the Liquidation proposal, we request the consent of BAC Holders to amend the Partnership agreement to allow the General Partner to be eligible to be paid a Disposition Fee equal to 3% of the aggregate selling price of a hotel property sold by the Partnership prior to making any distributions to the BAC Holders from the sale of real property as compensation for its efforts in marketing and selling the properties.
Because you are a holder of Beneficial Assignee Certificates of the Partnership, we are required to ask for your consent to complete the Liquidation and to amend the Partnership Agreement. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call Eagle Rock Proxy Advisors, toll free at 877-934-3086.
DATED at Rockville, Maryland this _____ day of ________, 2013.
Sincerely,
CRI HOTEL INCOME PARTNERS, L.P.
By: CRICO Hotel Associates I, L.P., its general partner
By: C.R.I., Inc., its general partner

William B. Dockser
Chairman of the Board

H. William Willoughby
President

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION.

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CRI HOTEL INCOME PARTNERS, L.P.
11200 ROCKVILLE PIKE
SUITE 300
ROCKVILLE, MD 20852
(301) 468-9200

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT WITHOUT A MEETING

SUMMARY

General
This Consent Solicitation Statement is being furnished to holders of Beneficial Assignee Certificates ("BAC Holders") of CRI Hotel Income Partners, L.P. (the "Partnership") in connection with the solicitation of approval for (1) the sale and liquidation of all of the Partnership's assets and the dissolution of the Partnership (the "Liquidation") pursuant to a Plan of Liquidation and Dissolution (the "Plan of Liquidation" or the "Plan") and (2) the amendment of the Partnership's First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) to make the General Partner eligible to receive certain Distribution Fees from the Partnership, prior to making any distributions to the BAC Holders from the sale of real property, as compensation for its efforts in marketing and selling the properties. The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of BAC Holders and are described in further detail in this Consent Solicitation Statement.

Plan of Liquidation and Dissolution (pages 12-15; A-1)
Upon approval of the Liquidation, CRICO Hotel Associates I, L.P., as the general partner of the Partnership (the "General Partner") will (1) seek to sell the assets of the Partnership and use the sale proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, and (3) distribute the remaining assets in the manner set forth in the Partnership Agreement, as may be amended as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. We expect to complete the sale of the Partnership's remaining hotel properties within approximately twelve months after the BAC Holders' approval of the Liquidation. However, because of numerous uncertainties, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any, may occur many months after the liquidation is approved.

Background and Reasons for the Liquidation (pages 8-10)
The General Partner recommends the Liquidation of the Partnership for numerous reasons, including the following:

•
The General Partner believes that the operating performance of the hotels owned by the Partnership has been maximized and that operations will not improve unless significant additional capital investment is made to reconfigure and upgrade the hotels to take advantage of changing hotel demand factors and new marketing opportunities;

•	Cash flow from the ongoing operations of the hotels is not sufficient to generate distributions to the BAC Holders;

•	The Partnership has owned and operated the hotels for over 23 years, which is well beyond the holding time period expected at inception of the Partnership and acquisition of the hotels;

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•
The term of the Partnership expires December 31, 2016, at which time the liquidation and dissolution of the Partnership would commence in accordance with the terms of the Partnership Agreement. There is current economic uncertainty which could negatively impact local and national economic conditions between now and December 31, 2016. The current interest rate environment provides purchasers the opportunity to leverage properties at historically low carrying costs and, therefore, creates favorable market conditions to sell. Due to the economic uncertainty of local and national markets between now and December 31, 2016 and a current favorable market condition to sell, the General Partner believes that the Liquidation is advisable at this time;

•
It is the General Partner’s belief that the liquidating distributions that we expect to make to BAC Holders in connection with the Plan of Liquidation would likely result in a greater return on investment to our BAC Holders relative to the other available strategic alternatives, considering, among other things, the General Partner’s assessment of the value of our remaining assets, our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•
To the extent the hotels are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and room rates, which in turn may be affected by general and local economic conditions and by the supply and demand for hotel rooms;

•	There is no established market for the BACs, and thus it is difficult for the BAC Holders to transfer their BACs if they wish to do so;

•	Liquidation of the Partnership is likely to provide the BAC Holders with liquidating distributions; and

•	Liquidation of the Partnership would limit the administrative challenges to BAC Holders of including Schedule K-1 activity on their tax returns with respect to the Partnership.

Estimated Net Liquidation Value Range (pages 15-16)

The General Partner estimates that the Partnership has a net liquidation value to BAC Holders of between approximately $9.20 and $11.80 per BAC (“Net Liquidation Value Range”). In estimating the range of net liquidating distributions, the General Partner has relied on estimates of the value of the assets and the costs the Partnership will incur as a result of and during the liquidation process. The General Partner’s estimates of the range of values of the hotel properties are based upon the General Partner’s knowledge of the real estate market, discussions with brokers and the General Partner’s projections and models. The Net Liquidation Value Range does not necessarily reflect the amount that BAC Holders will receive in liquidating distributions for various reasons discussed in this Consent Solicitation.

Liquidation Expenses (page 16)

The Partnership will pay for the expenses of the solicitation, and if approved by the BAC Holders, the Liquidation.

Disposition Fee Proposal (page 22)

The Partnership Agreement currently provides that upon the sale of a hotel property, the General Partner or its affiliates shall receive a property disposition fee in a maximum amount equal to 3% of the aggregate selling price of a hotel property sold (“Disposition Fee”) in instances where the General Partner provides substantial services in connection with the sale. The payment of this Disposition Fee is subordinated to distributions set forth in Section 4.05(a) (i)-(iii) of the Partnership Agreement. Based upon the General Partner's estimate of the Partnership's net liquidation value, the distributions set forth in Section 4.05(a) (i)-(iii) of the Partnership Agreement are not anticipated to be met and as such the Disposition Fee to the General Partner provided for in the Partnership Agreement would not be paid. Consequently, we are seeking your

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authorization to amend the Partnership Agreement to permit the Disposition Fee to be payable as a debt of the Partnership and paid before any distribution is made to the BAC Holders.

Material Federal Income Tax Consequences (pages 17-19)

Each BAC Holder is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such BAC Holder's federal income tax liability for any taxable year. For federal income tax purposes, each BAC Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. In addition, a BAC Holder will recognize gain to the extent the amount of the liquidating distribution received by the BAC Holder exceeds the BAC Holder's tax basis for its BACs.

A BAC Holder's allocable share of Partnership income or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a BAC Holder's allocable share of such losses may be used by the BAC Holder in the current taxable year to offset passive activity income from a BAC Holder's other passive activity investments. Similarly, a BAC Holder's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by unused previously allocated Partnership passive activity losses or by passive activity losses from a BAC Holder's other passive activity investments. Because the liquidating distribution is a fully taxable transaction, the Internal Revenue Code of 1986, as amended (the "Code") generally allows any suspended passive activity losses of the BAC Holder with respect to its investment in the Partnership to be used to reduce other income of the BAC Holder upon liquidation. Consequently, BAC Holders who have not been able to use the passive activity losses generated by the Partnership are likely to be able to use their unused passive activity losses upon the Liquidation.

THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE AND ON PAGES 19-22 OF THIS CONSENT SOLICITATION STATEMENT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A BAC HOLDER. BAC HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Appraisal Rights (page 19)

Neither Delaware law nor the Partnership Agreement requires that BAC Holders be entitled to appraisal rights in the Liquidation, and no such appraisal rights will be afforded BAC Holders voting against the Liquidation.

Modification and Abandonment (page 19)

The Plan of Liquidation may be amended by the General Partner if it determines that such action would be in the best interest of the Partnership and its BAC Holders. Any amendment which appears necessary but would materially and adversely affect the interests of the BAC Holders must be approved by the BAC Holders holding a majority of the outstanding BACs entitled to vote thereon. The consent of the General Partner and the Limited Partner (voting at the direction of the BAC Holders) is required to abandon the Plan of Liquidation once adopted.

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Interests of Certain Persons in the Liquidation (page 16)

While the General Partner is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, it has interests in the Liquidation that differ from those of the BAC Holders. If distributions are made, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the BAC Holders. In addition, upon the sale of property in connection with the Liquidation, the General Partner will be eligible to receive certain fees and distributions described herein. Further, once the Partnership is dissolved, the General Partner's fiduciary duties and future potential liabilities with respect to the Partnership will be limited. However, the General Partner would no longer be entitled to asset management and other fees received in its capacity as General Partner.

Recommendation of the General Partner (page 21)

The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by the BAC Holders, the Plan of Liquidation would go into effect as soon as reasonably practicable after approval by the BAC Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated.

The General Partner also recommends a vote “FOR” approval to amend the Partnership Agreement making the General Partner or its affiliates eligible to receive a Disposition Fee from the Partnership, prior to making any distributions to the BAC Holders, as compensation for its efforts in marketing and selling the properties.

Voting Procedures (pages 24-25)

BAC Holders who owned BACs at the close of business on April 15, 2013 may vote accordance with the voting procedures set forth on pages 76 through 79 of this Consent Solicitation Statement. On that date, there were 868,862 BACs outstanding and entitled to vote. Each BAC Holder may cast one vote for each BAC owned on that date. Adoption of the Liquidation and the Amendment to the Partnership Agreement requires the affirmative vote of the holders of a majority of the outstanding BACs entitled to vote. As of the record date, the General Partner and its affiliates did not have the power to vote.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION
STATEMENT AND THE PROPOSED LIQUIDATION

Q: Why Have I Received This Consent Solicitation Statement?

A: You have received this Consent Solicitation Statement because you hold BACs in the Partnership. The Partnership Agreement requires that the holders of a majority of the outstanding BACs in the Partnership entitled to vote approve (1) the liquidation and dissolution of the Partnership, and (2) the amendments to the Partnership Agreement. You are entitled to vote because, according to the records of the Partnership, you owned BACs on the Record Date (defined below). Even if you have sold some or all of your BACs since that date, if you owned BACs on the Record Date, you are entitled to vote.

Q: What Does The Liquidation Involve?

A: We are proposing to sell all of the Partnership's assets, pay or make provision for all Partnership obligations and liabilities, distribute the available cash in accordance with the Partnership Agreement and terminate the Partnership.

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Q: How Can The Liquidation Be Approved?

A: The consent of BAC Holders holding at least a majority of the outstanding BACs entitled to vote is required to approve the Liquidation.

Q: How Will Proceeds From The Liquidation Be Distributed?

A: Proceeds from the Liquidation will be used for the payment of debts and obligations of the Partnership (including the expenses of the Liquidation) and for the establishment of reserves, before being distributed to the BAC Holders and the General Partner. The distributions to the BAC Holders and the General Partner are to be applied and distributed in the following amounts and order of priority:

If the proposal to amend the Partnership Agreement is approved, the Disposition Fee shall be paid to the General Partner as a debt and obligation of the Partnership prior to making any distributions. The distributions to the BAC Holders and the General Partner are to be applied and distributed in the following amounts and order of priority:

•	First, 100% to the BAC Holders, until the BAC Holders have received an amount equal to their Adjusted Capital Contributions (as such term is defined in the Partnership Agreement);

•
Second, 98% to the BAC Holders and 2% to the General Partner, subordinated to the achievement of the Preferred Cash Flow Return (as such term is defined in the Partnership Agreement), until the BAC Holders have received an additional amount equal to their Preferred Cash Flow Return, reduced (but not below zero) by the total amount of all prior cash distributions;

•	Third, to the General Partner an amount equal to its Adjusted Capital Contributions;

•	Fourth, the balance, 85% to the BAC Holders and 15% to the General Partner

If the proposal to amend the Partnership Agreement is denied, the distributions to the BAC Holders and the General Partner are to be applied and distributed in the following amounts and order of priority:

•	First, 100% to the BAC Holders, until the BAC Holders have received an amount equal to their Adjusted Capital Contributions (as such term is defined in the Partnership Agreement);

•
Second, 98% to the BAC Holders and 2% to the General Partner, subordinated to the achievement of the Preferred Cash Flow Return (as such term is defined in the Partnership Agreement), until the BAC Holders have received an additional amount equal to their Preferred Cash Flow Return, reduced (but not below zero) by the total amount of all prior cash distributions;

•	Third, to the General Partner an amount equal to its Adjusted Capital Contributions;

•	Fourth, in the case of Sales, to the General Partner as a Property Disposition Fee (as such term is defined in the Partnership Agreement), an amount equal to 3% of the total sale proceeds;

•	Fifth, the balance, 85% to the BAC Holders and 15% to the General Partner

All remaining proceeds, such as proceeds held in reserves or in a Liquidating Trust and not otherwise used for the payment of obligations of the Partnership, will be distributed, pro rata, among the General Partner and BAC Holders.

Q: Why Is The General Partner Proposing To Sell The Partnership's Properties At This Time?

A: The General Partner is recommending the Liquidation because it believes the Partnership has maximized the principal benefits of owning the hotel properties, in particular: (1) providing tax benefits in the form of tax losses which BAC Holders may use to offset income from other sources; (2) generating current income for BAC Holders through cash distributions; and (3) providing potential capital appreciation opportunities.

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Moreover, the Partnership has already held the hotel properties longer than the originally contemplated holding period and many BAC Holders have inquired about possible exit strategies because they feel burdened by the Schedule K-1 tax reporting requirements of the Partnership and/or they have few opportunities to liquidate their investment due to the absence of a recognized market for the Partnership interests.

In addition, the General Partner is of the view that current market conditions are favorable for the sale of the Partnership’s assets. In particular, the current low interest rate environment may make the acquisition of major investments, like hotel properties, more attractive to purchasers.

Also, the General Partner believes that the increasing age of the hotel properties in which the Partnership is invested and the increasing maintenance and administrative expenses for the hotel properties will lead to a reduction of cash distributions received by the Partnership from the operation of the hotels. Moreover, the hotel properties may have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing a less attractive option than sale, because a new lender would likely require that significant sums be set aside for immediate repairs and improvements, thereby diminishing any equity available for distribution.

At its inception, the Partnership had investments in 5 hotels and leasehold interest in a sixth hotel property. Today the Partnership retains interests in three hotels. At its current size, the Partnership realizes fewer benefits from the management efficiencies that occur when operating multiple properties. The Partnership's expenses have not decreased in proportion to the number of properties sold (or disposed of upon expiration of the leasehold interest). Certain expenses of the Partnership, such as audit fees, SEC reporting, tax return and K-1 preparation costs, are relatively fixed and do not vary significantly with the number of properties owned. Consequently, the General Partner is of the view that the proposed liquidation would provide the most profitable and efficient manner to distribute the Partnership's remaining value to the BAC Holders.

Accordingly, the sale of the hotel properties and the liquidation and dissolution of the Partnership appears to be in the best interests of the Partnership and the BAC Holders. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Background and Reasons for the Liquidation" set forth on page 8 through 10 of this Consent Solicitation Statement.

Q: Does The General Partner Recommend That I Consent To The Liquidation?

A: Yes. The General Partner recommends that BAC Holders consent to the Liquidation by marking the box entitled "FOR" with respect to the Liquidation proposal on the enclosed consent card and returning it promptly in accordance with the voting procedures set forth on pages 24 through 25 of this Consent Solicitation Statement.

Q: What Will Happen If The Liquidation Is Approved?

A: The General Partner will seek to market and sell the hotel properties owned by the Partnership and distribute the net proceeds to pay off Partnership debts and make distributions of any remaining cash to the BAC Holders. Following this plan, we will take all necessary steps to terminate the Partnership. The General Partner expects that it will take approximately twelve months from the date of the BAC Holders' approval of the Liquidation to sell the hotel properties. Dissolution can be a complex process that may depend on a number of factors, some of which are beyond the Partnership’s control. Accordingly, there can be no assurance that the Liquidation will be completed within the specified time frame. Completion of the Liquidation may also be subject to certain risks. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Risks of the Liquidation" set forth on pages 10 through 12 of this Consent Solicitation Statement.

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Q: Why Should The Partnership Agreement Be Amended To Permit The General Partner To Be Eligible To Receive A Disposition Fee before Distributions are Made to the BAC Holders?
A: We believe that the General Partner and its affiliates are in a better position than unaffiliated real estate agents to maximize value in connection with the sale of the hotel properties because of the General Partner's and its affiliates extensive experience over the past decade in locating and directly marketing similar income properties to qualified buyers, negotiating sales contracts and shepherding sales transactions to closing for dozens of such properties nationwide in our affiliated portfolios. We believe that the General Partner should be compensated for its efforts where the General Partner or its affiliates take such an active role in seeking to dispose of the properties in the same way as real estate agents would have been compensated for such services. The Partnership Agreement currently provides for the payment of a Disposition Fee to the General Partner but only after certain distributions are made to BAC Holders, which we estimate would effectively deprive the General Partner of a Disposition Fee for its services. The proposed Amendment to the Partnership Agreement would provide that Disposition Fee be paid to the General Partner before distributions are made. See "PROPOSED DISPOSITION FEE TO THE GENERAL PARTNER" set forth on page 20 of this Consent Solicitation Statement.

Q: What If The Liquidation Is Approved But The Disposition Fee Is Not Approved?
A: If Proposal 1 concerning the Liquidation is approved by a majority in interest of the BAC Holders, but Proposal 2 concerning the Disposition Fee is not approved, the General Partner would likely not receive a Disposition Fee for its services marketing and selling the properties, however, the General Partner would still seek to market and sell the hotel properties owned by the Partnership and distribute the net proceeds to pay off Partnership debts and make distributions of any remaining cash to the partners and the BAC Holders as provided in the Plan of Dissolution.

Q: Will I Owe Any Federal Income Tax As A Result Of The Liquidation?

A: The sale of the hotels may generate both ordinary income and capital gain or loss to the BAC Holders for United States federal income tax purposes. Distribution of the Liquidation proceeds may result in additional capital gain or loss to the BAC Holders for United States federal income tax purposes. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your BACs in the original offering or in the secondary market. Please consult your tax advisor to determine the tax consequences of the Liquidation. See "WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION—Material Federal Income Tax Considerations" set forth on pages 17 through 19 of this Consent Solicitation Statement.

Q: What If The Liquidation Is Not Approved?

A: If the Liquidation is not approved by the requisite number of BAC Holders, then the Partnership will continue to operate as a legal entity with its assets and liabilities. No sales of all or substantially all of the Partnership's assets at one time will be made without consent of the BAC Holders. If the Liquidation is not approved, the Partnership will be dissolved on December 31, 2016 in accordance with the Partnership Agreement. Alternatively, the BAC Holders may vote any time prior to December 31, 2016 to liquidate the Partnership, dispose of the final property, and take any other necessary action that would have the same effect on the BAC Holders as the Liquidation.

Q: What if the Amendment to the Partnership Agreement is Approved but the Liquidation is Not Approved?

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A: If the Amendment to the Partnership Agreement is approved but the Liquidation is not approved by the requisite number of BAC Holders, the Partnership Agreement will be amended to provide that the Disposition Fee will be paid to the General Partner as a debt and obligation of the Partnership upon the sale of property, but the Partnership will continue to operate as a legal entity with its assets and liabilities.

Q: Am I Required To Vote On The Liquidation or the Amendment to the Partnership Agreement?

A: No. You are not required to vote; however, we cannot complete the Liquidation without the approval of BAC Holders holding at least a majority of the outstanding BACs entitled to vote. If you fail to send in your signed consent card, it will have the same effect as a vote "AGAINST" the Liquidation. However, if you send in your signed consent card and do not select an option on the consent card relating to the Liquidation, your vote will be counted "FOR" the Liquidation. In addition, we cannot amend the Partnership Agreement without the approval of BAC Holders holding at least a majority of the outstanding BACs entitled to vote. If you fail to send in your signed consent card, it will have the same effect as a vote "AGAINST" the amendment. However, if you send in your signed consent card and do not select an option on the consent card relating to the amendment, your vote will be counted "FOR" the amendment to the Partnership Agreement.

Q: How Long Do I Have To Consent?

A: You may submit your signed consent card now. Please mark your vote, sign and return the consent card using the enclosed postage pre-paid envelope provided or fax it to the Partnership’s consent solicitation agent, Eagle Rock Proxy Advisors, LLC, at 908-497-2349. Furthermore, consents may be submitted by phone at 877-934-3090 or on the internet at www.rtcoproxy.com/2879. In order for your consent card to be accepted, it must be received by 5:00 p.m., Eastern Time, on the Solicitation Deadline, May 31, 2013. See "VOTING PROCEDURES" set forth on pages 24 through 25 of this Consent Solicitation Statement.

Q: Can I Revoke My Consent?

A: Yes. BAC Holders may withdraw or revoke their consent at any time prior to May 31, 2013 (the “Submission Deadline”). To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and must be addressed as follows: Eagle Rock Proxy Advisors, LLC, 12 Commerce Drive, Cranford, NJ 07016; or by fax at 908-497-2349, or by phone at 877-934-3086; or email your revocation to CRIinfo@eaglerockproxy.com.   A notice of revocation or withdrawal must specify the BAC Holder's name and the number of BACs being withdrawn. After the Submission Deadline, all consents previously executed and delivered and not revoked will become irrevocable.

Q: Do BAC Holders Have Dissenters' Rights?

A: Under applicable state law, BAC Holders are not entitled to appraisal rights with respect to the value of the BACs. There will not be any procedure by which a BAC Holder can seek an alternative valuation of his or her BACs, regardless of whether the BAC Holder does or does not consent to the Liquidation.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE LIQUIDATION

The information contained in this Consent Solicitation Statement with respect to the Liquidation is qualified in its entirety by reference to the Plan of Liquidation and the Partnership Agreement. A copy of the Plan of Liquidation is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the

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Partnership Agreement is available as an attachment to our Prospectus dated April 17, 1987, and may be requested from the Partnership, free of charge, upon written request to CHIP Investment Services, c/o C.R.I., Inc., 11200 Rockville Pike, Suite 300, Rockville, MD 20852.

BACKGROUND AND REASONS FOR THE LIQUIDATION

The Partnership is a limited partnership which was formed on September 23, 1986 under the Delaware Revised Uniform Limited Partnership Act. The Registration Statement of the Partnership was declared effective by the Securities and Exchange Commission (SEC) on April 17, 1987, and a Prospectus of the same date was printed. The Partnership registered a total of 6,000,000 Beneficial Assignee Certificates (BACs), at $25 per BAC, with the SEC. BACs represent beneficial assignments of limited partner interests which are held by CRICO Hotel Fund. BACs were to be offered in series, with Series A having a minimum of 196,000 BACs, or $4,900,000, and a maximum of 2,344,000 BACs, or $58,600,000. The Partnership terminated the Series A offering on March 31, 1988 with 868,862 BACs, or gross proceeds of $21,716,550, and did not offer another series. The number of BACs sold generated sufficient proceeds to purchase Days Inns in Minneapolis, Plymouth, and Roseville, Minnesota, Clearwater, Florida and Kankakee, Illinois; and the Partnership purchased a leasehold interest in a Days Inn in Scottsdale, Arizona. On January 6, 2012, the Clearwater Days Inn was sold to an unaffiliated third party. On December 31, 2012, the Land Lease associated with the Scottsdale Days Inn terminated in accordance with the terms of the Lease Agreement. As of December 31, 2012, the Partnership owned Days Inns in Minneapolis, Plymouth and Roseville, Minnesota. A brief description of the remaining hotel properties follows:

•
Plymouth Days Inn: The property is a 113-room limited service hotel built in 1979 and situated on a 2.45-acre site in Plymouth, Hennepin County, Minnesota. The property was built in 1978 and was acquired by the Partnership in 1987.

•
Roseville Days Inn: The property is a 114-room limited service hotel built in 1974 and situated on a 1.76-acre site in Roseville, Ramsey County, Minnesota. The property was built in 1974 and was acquired by the Partnership in 1988.

•
Minneapolis Days Inn: The property is a 129-room limited service hotel built in 1983 and situated on a 1.64-acre site in Minneapolis, Hennepin County, Minnesota. The property was built in 1983 and was acquired by the Partnership in 1987. On November 9, 2010, CRI Hotel Income of Minnesota, LLC (CRI Hotel of Minnesota), was formed for the purpose of creating a single purpose entity to own the property for refinancing purposes with Franklin National Bank of Minneapolis (Franklin Bank).  CRI Hotel of Minnesota is a wholly-owned subsidiary of CRI Hotel Income Partners, L.P and accordingly will be referred to with the Partnership as the Partnership.

Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sale proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, and (3) distribute the remaining assets in the manner set forth in the Plan of Liquidation. We will then file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist. We expect to complete the sale of the Partnership's remaining hotel properties within approximately twelve months after the BAC Holders' approval of the Liquidation. However, because of numerous uncertainties, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any, may occur many months after the Liquidation is approved.

Before recommending the Liquidation, the General Partner considered the benefits and risks associated with continuing the business of the Partnership. After weighing the benefits and risks of continuation, the General

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Partner believes that the Liquidation is in the best interests of the BAC Holders. We believe that the Liquidation provides the best alternative for the BAC Holders for numerous reasons, including the following:

•
The General Partner believes that the operating performance of the hotels owned by the Partnership has been maximized and that operations will not improve unless significant additional capital investment is made to reconfigure and upgrade the hotels to take advantage of changing hotel demand factors and new marketing opportunities;

•	Cash flow from the ongoing operations of the hotels is not sufficient to generate distributions to the BAC Holders;

•	The Partnership has owned and operated the hotels for over 23 years, which is well beyond the holding time period expected at inception of the Partnership and acquisition of the hotels;

•
The term of the Partnership expires December 31, 2016, at which time the liquidation and dissolution of the Partnership would commence in accordance with the terms of the Partnership Agreement. There is current economic uncertainty which could negatively impact local and national economic conditions between now and December 31, 2016. The current interest rate environment provides purchasers the opportunity to leverage properties at historically low carrying costs and, therefore, creates favorable market conditions to sell. Due to the economic uncertainty of local and national markets between now and December 31, 2016 and a current favorable market condition to sell, the General Partner believes that the Liquidation is advisable at this time;

•
It is the General Partner’s belief that the liquidating distributions that we expect to make to BAC Holders in connection with the Plan of Liquidation would likely result in a greater return on investment to our BAC Holders relative to the other available strategic alternatives, considering, among other things, the General Partner’s assessment of the value of our remaining assets, our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•
To the extent the hotels are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and room rates, which in turn may be affected by general and local economic conditions and by the supply and demand for hotel rooms;

•	There is no established market for the BACs, and thus it is difficult for the BAC Holders to transfer their BACs if they wish to do so;

•	Liquidation of the Partnership is likely to provide the BAC Holders with liquidating distributions; and

•	Liquidation of the Partnership would limit the administrative challenges to BAC Holders of including Schedule K-1 activity on their tax returns with respect to the Partnership.

The alternative to Liquidation would be to continue the Partnership in accordance with its existing business plan. The General Partner considered retaining the hotels for a longer period of time to realize greater capital appreciation. However, if the Partnership were to continue under its current structure, BAC Holders would likely retain their investment without any significant increase in value or exit opportunities prior to 2016. However, possible improvements in economic and market conditions could produce increased cash flow and enhance the sales prices of the hotels. Consequently, while we believe that the Liquidation will achieve more favorable economic results for BAC Holders than by continuing the Partnership under its current structure, we are unable to assure you that continuation of the Partnership's business would not produce better results than those obtained in the Liquidation.

In addition, the hotels are aging, and thus the Partnership may need to expend significant funds for capital improvements and maintenance costs in order for the hotels to compete in their respective markets in the future. Operating cash flow from the hotels may be insufficient to provide the level of upgrades that may be necessary. While the General Partner is of the view that the Partnership might be able to borrow additional funds in order to finance these improvements, increasing indebtedness to finance such improvements would

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increase the risk of loss, and as such, the General Partner does not believe that increasing the level of debt of the Partnership would be in the best interests of the Partnership, if another alternative such as a sale is feasible.

For the reasons stated above, the General Partner believes that the Liquidation would produce a better result for the BAC Holders than continuing to operate the Partnership in its current form to December 31, 2016. If the Liquidation is not approved by a majority of the outstanding BACs entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership's assets at one time will be made without consent of the BAC Holders.

No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of BAC Holders and consistent with our fiduciary duties to the BAC Holders. See "THE PARTNERSHIP AND THE GENERAL PARTNER—Fiduciary Duties of the General Partner." Consequently, we recommend that the BAC Holders consent to the proposed Liquidation by marking the box entitled "FOR" next to the Liquidation proposal on the enclosed consent card.

BAC Holders are urged to consult with their independent financial and tax advisors prior to consenting to the Liquidation.

RISKS OF THE LIQUIDATION

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Liquidation.

Uncertainty of Amount and Timing of Liquidating Distributions to BAC Holders. A number of factors will affect the amount and timing of liquidating distributions in the Liquidation, including the prices for which the hotels are sold, the condition of the real estate market during the Liquidation, the costs of liquidation and other matters, which may be beyond the control of the Partnership. There is also no assurance that the Partnership's assets can be sold within a reasonable period of time. As a result, we cannot guarantee the timing or amount of liquidating distributions to BAC Holders. See "-- Plan of Liquidation and Dissolution."

There may be a Delay in Receiving Certain Benefits of any Sales. The Partnership Agreement authorizes the General Partner to utilize proceeds from the sales of hotels to establish reserves for authorized Partnership purposes. We may reserve some of the remaining undistributed proceeds from the sale of hotels for such purposes as reserves for unknown liabilities, audit costs, fees and tax return preparation.

Sales of Assets Pursuant to the Plan of Liquidation are Not Subject to BAC Holder Approval. If the BAC Holders approve the Liquidation, the General Partner will commence marketing of all of the Partnership's properties. BAC Holders will have no right or opportunity to vote on the sale of each hotel property and will, therefore, have no right to approve or disapprove the terms of any such sale. Therefore, by consenting to the Liquidation, BAC Holders are granting the General Partner authority to sell all of the Partnership's assets upon terms and conditions which it deems appropriate. See "—Plan of Liquidation and Dissolution." (In the past, consistent with the terms of the Partnership Agreement, BAC Holder consent was not necessary to sell a single hotel property. The proposal to sell all of the Partnership's remaining assets in a series of contemporaneous dispositions triggers the need for BAC Holder consent.) The Partnership will automatically (without requiring any additional approval of the BAC Holders) be terminated and dissolved following the sale of the Partnership's final property.

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The sales prices of the hotel properties could be materially adversely affected if Days Inns Worldwide, Inc. is unwilling to consent to the assignment of the License Agreements for use of the Days Inn franchise and related equipment leases and software license agreements for interconnectivity with the Days Inn system, or conditions its consent on the purchaser making substantial upgrades. License agreements between Days Inns Worldwide, Inc. (“Days Inns”) and the Partnership provide that the license agreements may not be assigned by the Partnership without the prior written consent of Days Inns, which consent may not be unreasonably withheld. In addition, the associated equipment leases and software licenses also require consent to assignment. The license agreements and related agreements with Days Inns represents a portion of the estimated value of the hotels. If Days Inns refuses to consent to the assignment of these agreements, or conditions its consent on requiring the purchaser to make substantial upgrades to the hotels, the expected sales price of the hotels may be materially adversely affected.

If the Liquidation is Approved, BAC Holders Will Continue to Hold Interests in the Partnership if the General Partner is Unable to Sell all of the Hotel Properties. Even if the Liquidation is approved by the BAC Holders, the General Partner may not be able to sell all of the remaining hotel properties, in which case the Partnership will not be liquidated and the Partnership will continue to hold interests in those hotels that could not be sold. In this situation, BAC Holders would continue to receive a Schedule K-1 for their interest in the Partnership. In addition, any distributions available to the BAC Holders could be reduced or eliminated if the General Partner is not successful in selling all of the remaining hotels.

There is a Lack of Independent Representation Regarding the Liquidation Recommendation. The Partnership has not retained an independent representative to act on behalf of the BAC Holders or the Partnership in designing the overall structure of the Liquidation.

The General Partner Receives the Benefit of Indemnification under the Partnership Agreement. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or any of the BAC Holders for any act or omission performed or omitted by any General Partner in good faith and in the best interests of the Partnership, provided that the conduct did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. Furthermore, the General Partner shall be indemnified for and against any loss, liability or damage, including expenses, incurred by it as a result of any act performed or omitted by it in good faith and in a manner reasonably believed to be in the Partnership's best interests in connection with the business of the Partnership, provided that the act or omission did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. As a result of these provisions, BAC Holders may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations to the extent that there is strict liability, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

The Liquidation Would Lead to a Loss of Opportunity to Benefit from Future Events. If the Liquidation is approved, BAC Holders should be aware that there can be no assurance that the Liquidation will result in greater returns to BAC Holders than a continuation of the Partnership. After the Liquidation, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the hotels. In addition, there can be no assurance that the Liquidation will result in greater returns to you than a merger of the Partnership with another entity, a refinancing of some or all of the hotels or any other strategic alternative, whether or not considered by the General Partner.

The General Partner Will Have Conflicts of Interest in the Liquidation. If the Liquidation is approved, the General Partner will have conflicts of interest with respect to the Liquidation. If distributions are made, any accrued but unpaid asset management fees and any loans advanced to the Partnership will be paid prior

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to any distributions to the BAC Holders. In addition, upon the sale of the property in connection with the Liquidation, the General Partner will be eligible to receive certain fees and distributions described herein. Further, once the Partnership is dissolved, the General Partners' fiduciary duties and future potential liabilities with respect to the Partnership will be limited.

PROPOSED PLAN OF LIQUIDATION AND DISSOLUTION

The Liquidation is to be effected in accordance with the terms and conditions set forth in the proposed Plan of Liquidation and the Partnership Agreement as potentially amended hereby. Upon approval of the Liquidation, the General Partner will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities and (3) distribute the remaining assets as set forth in the Partnership Agreement and the Plan of Liquidation, as described in this Consent Solicitation Statement. We will then file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

Pursuant to the Plan of Liquidation, prior to completing the Liquidation, the Partnership must file all tax returns with federal, state and local tax authorities, and must file all reports with the Securities and Exchange Commission and provide or make available such reports to BAC Holders in accordance with the Partnership Agreement. Pending the sale of the hotels, the Partnership will continue to operate the hotels and the Partnership will continue to exist.

We expect to complete the sale of the hotel properties within approximately twelve months after the date of the BAC Holders' approval of the Liquidation. Liquidation, however, can be a complex process which may depend on a number of factors, and some of these factors are beyond our control. For example, the Partnership may be pursuing claims against others or defending litigation, or there may be other contingencies to which the Partnership may become subject during the Liquidation. Furthermore, the General Partner may determine that the interests of the BAC Holders are better served by waiting to sell certain hotels until after certain restrictions have been lifted, maximizing the value of the sales of such hotels. Consequently, the Liquidation may take longer or shorter than expected, and the final liquidating distributions, if any, may occur many months after all of the hotels have been sold.

The following describes generally certain material provisions of the Plan of Liquidation and is qualified in its entirety by reference to such Plan of Liquidation, a copy of which is attached to the Consent Solicitation Statement as Appendix A.

Disposition of Assets: The Plan of Liquidation authorizes the Partnership to begin concluding the affairs of the Partnership as soon as the Plan of Liquidation has been approved by the BAC Holders (the Effective Date”). After the Effective Date, the General Partner will continue to have all the powers of the General Partner under the Partnership Agreement, including the power to discharge the contracts of the Partnership, collect the assets of the Partnership, sell all or any part of the remaining assets of the Partnership, and do all other acts appropriate to liquidate the business of the Partnership. The sale of the Partnership’s assets by the Partnership may be to one or more persons, at public or private sales. The Plan of Liquidation prohibits the sale or other disposition of the Partnership’s assets to the General Partner or any of its affiliates. Currently the General Partner contemplates that substantially all of the assets will be sold or otherwise disposed of by the end of June 2014.

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The prices obtained upon sale of the Partnership’s assets will depend upon the market conditions at the time of each sale, which generally will be beyond the Partnership’s control. The prices obtained upon sales of the hotels will also depend upon factors affecting the equity investment in real estate generally, including general and local economic conditions, obtaining consent of Days Inns to the assignment of the hotel franchise agreement and related agreements, the condition of the property, the property’s occupancy and financial condition, competition, legal matters, including zoning and environmental issues, and the availability of financing.

General Partner Authority: After the Effective Date, the General Partner will be authorized to execute and deliver such agreements, conveyances, assignments, transfers, certificates and other documents and to take such other action as it deems necessary or desirable in order to carry out the provisions of the Plan of Liquidation and to effect the complete liquidation and dissolution of the Partnership.

Provisions for Liabilities: All liabilities of the Partnership are to be paid, provided for, settled, or otherwise satisfied in the manner determined by the General Partner. A reserve fund of cash or other assets, if required, will be retained in an amount determined by the General Partner to be necessary for the payment of estimated liabilities.

Distributions to BAC Holders: Distributions to the Partnership’s BAC Holders will be made at such times and upon such terms as determined by the General Partner in accordance with the Partnership Agreement, as potentially amended hereby, and the Plan of Liquidation. While no assurances can be given as to the amounts to be distributed or the timing of distributions, the General Partner intends to dispose of the Partnership’s assets as promptly as practicable in a manner which maximizes the economic benefit of such sales by the Partnership.

In addition to the factors discussed above affecting the Partnership’s net asset value, the amount actually distributed to BAC Holders will depend upon the amounts deemed necessary or appropriate by the General Partner to pay or provide adequately for all of the Partnership’s debts and liabilities, fixed or contingent, and for the payment of the expenses of adopting and implementing the Plan of Liquidation. It is anticipated that funds received from sales or other dispositions will be invested in high quality short-term money market instruments pending distributions to BAC Holders.

The General Partner also will have the authority to transfer assets and liabilities of the Partnership to a liquidating trust designated by the General Partner. It is expected that a liquidating trust would be employed only in the event that the liabilities of the Partnership could not be paid or provided for by means of a reserve fund or if the assets of the Partnership could not be converted into a form appropriate for distribution to the BAC Holders. It is intended that the transfer of assets and liabilities to a liquidating trust, if one were employed, and the distribution to BAC Holders of a non-transferable beneficial interest therein would constitute a part of the final liquidating distribution by the Partnership to its BAC Holders of their pro rata interest in the remaining assets of the Partnership.

Termination of the Partnership: Upon approval of the Plan of Liquidation, the General Partner will proceed to liquidate the Partnership’s assets and to terminate its business. After the General Partner has determined, either before or after the final liquidating distribution, that the Partnership’s liabilities have been satisfied or provided for, the Plan of Liquidation provides for the filing of documents with the Secretary of the State of Delaware and elsewhere as required to terminate the existence of the Partnership. Thereafter the Partnership will be terminated, and the General Partner will be discharged of its powers and authority and released from any future duties and responsibilities as such, except as required to maintain or distribute any assets of the Partnership which have been set aside in a reserve fund or have otherwise not been distributed.

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Indemnification: Article V, Section 5.16 of the Partnership Agreement currently provides for the Partnership to indemnify, to the extent permitted by Delaware law, the General Partner or the Limited Partner or their affiliates for any act or omission performed or omitted by such person in good faith and reasonably believed to be in the best interest of the Partnership. The Plan of Liquidation provides that such rights of indemnification will survive the termination of the Partnership and may be satisfied only out of the assets of any reserve fund or liquidating trust which has assumed the liability of the Partnership therefore, but not from distributions to the Partnership’s BAC Holders.

Modification and Abandonment: The Plan of Liquidation may be amended by the General Partner if it determines that such action would be in the best interest of the Partnership and its BAC Holders. Any amendment which appears necessary but would materially and adversely affect the interests of the BAC Holders must be approved by the BAC Holders holding a majority of the outstanding BACs entitled to vote thereon. The consent of the General Partner and the Limited Partner (voting at the direction of the BAC Holders) is required to abandon the Plan of Liquidation once adopted.

Following the liquidation of the Partnership’s assets, BAC Holders of record will be entitled to a share of the aggregate beneficial interests in the net proceeds of the liquidation, and may be required to surrender their BACs in order to be entitled to receive liquidating distributions from the Partnership. The actual amount, timing of and record dates for BAC Holder distributions will be determined by the General Partner in its sole discretion in accordance with the Plan and will depend upon the timing and proceeds of the sale of the Partnership’s remaining assets, and the amounts deemed necessary by the General Partner to pay or provide for all of our liabilities and obligations.

If the BAC Holders approve the Plan of Liquidation, the Partnership intends to request that the Securities and Exchange Commission (”SEC”) grant relief from certain of the Partnership’s periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of whether this relief is granted, the Partnership anticipates that it will continue to be obligated to file reports with the SEC under the Exchange Act until the Partnership’s liquidation is completed. Following liquidation, the BAC Holders would no longer have any economic or legal interest in the Partnership as an ongoing entity as it would cease to exist.

ESTIMATED NET LIQUIDATION VALUE RANGE

The General Partner estimates that the Partnership has a net liquidation value of between approximately $9.20 and $11.80 per BAC (“Net Liquidation Value Range”). The Net Liquidation Value Range does not necessarily reflect the amount that BAC Holders will receive in liquidating distributions for various reasons discussed in this Consent Solicitation, including in the section entitled “Risk Factors”. The General Partner will make liquidating distributions in one or more payments. The actual amount, timing of and record dates for BAC Holder distributions will be determined by the General Partner in its sole discretion and will depend upon the timing and proceeds of the sale of the Partnership’s remaining assets, and the amounts deemed necessary by the General Partner to pay or provide for all of our liabilities and obligations. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed above. Distributions that you would receive from the liquidating trust, if any, are included in the estimates of the Net Liquidation Value Range.

In estimating the range of net liquidating distributions, the General Partner has relied on estimates of the value of the assets and the costs the Partnership will incur as a result of and during the liquidation process. The General Partner’s estimates of the range of values of the hotel properties are based upon the General Partner’s knowledge of the real estate market, discussions with brokers and the General Partner’s projections and models.

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The payment of our net liquidating distributions is also subject to the payment of or provision for our contractual and other legal obligations, our estimated general and administrative costs during the liquidation process and the costs associated with our liquidation, such as legal and other advisory fees. We believe that we will have sufficient cash to pay all of our current and accrued obligations as a result of current cash balances, cash from operations and asset sales. If contingent or unknown liabilities exist and/or federal, state or local income taxes have to be paid, distributions to BAC Holders may be reduced or delayed.

The BACs do not have a readily ascertainable market value and, as a result, there is no accurate means for determining the actual present value of the BAC and whether the estimated distribution amount reflects an increase or decrease in value of the BAC. However, in 2007, a series of bidders made tender offers to purchase BACs at purchase prices ranging from $12.50 to $14.00 per BAC. As of December 31, 2007, the Partnership owned four hotels and had one leasehold interest in a fifth hotel. As reflected above, the Partnership is currently invested in three hotels, two less than were maintained by the Partnership at the time of the tender offers.

Our estimates of potential distributions were prepared solely for planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by the General Partner, may not be realized. The General Partner cannot assure you that actual results will not vary materially from the estimates. As we have disclosed under “Risk Factors,” certain examples of uncertainties that could cause the aggregate amount of distributions to be less or more than our estimates include the following:

▪
The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions in the real estate market and the length of time it takes to sell the hotels, and the process of obtaining consent of Days Inns to the assignment of the hotel franchise agreements and related agreements;

▪
Our Net Liquidation Value Range is based on estimates of the costs and expenses of the liquidation and operating the Partnership. If actual costs and expenses exceed or are less than such estimated amounts, aggregate distributions to BAC Holders from liquidation could be less or more than our Net Liquidation Value Range;

▪	If our assets are not sold by the times and at prices we currently expect, the liquidation may yield aggregate distributions less than or greater than our estimates;

▪
If liabilities, unknown or contingent at the time of the mailing of this Consent Solicitation, later arise which must be satisfied or reserved for as part of the Plan of Liquidation, the aggregate amount of distributions to BAC Holders as a result of the Plan of Liquidation could be less than estimated; and

▪	Delays in consummating the Plan of Liquidation could result in additional expenses and result in actual aggregate distributions to stockholders being less than our estimated amount.

We do not anticipate updating and do not assume any obligation to update or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates have not been audited, reviewed or compiled by independent auditors.

LIQUIDATION EXPENSES

The Partnership will pay for the expenses of the solicitation and, if approved by BAC Holders, the Liquidation. For purposes of the Liquidation, the term "Solicitation/Communication Expenses" includes expenses such as the costs of mailing and printing this Consent Solicitation Statement, any supplements thereto or other documents related to the Liquidation, telephone calls, legal fees, appraisal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks, if any, in forwarding the Consent Solicitation Statement to BAC Holders. The Partnership will pay these expenses whether or not the Liquidation is consummated. For purposes of the Liquidation, the term "Liquidation Costs" includes costs such as brokerage commissions, legal, accounting and other advisory fees not included under Solicitation/Communication Expenses, travel expenses and all other fees related to the Liquidation, but not including Solicitation/Communication Expenses or costs that would have otherwise been incurred by the Partnership in the ordinary course of business.

INTERESTS OF CERTAIN PERSONS IN THE LIQUIDATION

You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, would have interests in the Liquidation that may differ from those of the BAC Holders. Such interests include the following:

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•	Once the Partnership is dissolved, the General Partner’s fiduciary duties and future potential liabilities with respect to the Partnership will be limited.

•	The General Partner may have ongoing business relationships with potential purchasers of the Partnership's asset.

•
The General Partner or its affiliates is entitled to a Disposition Fee equal to 3% of the value of the sold assets and, if the proposal is approved, the General Partner would be entitled to collect the fee as a debt of the Partnership before distributions are made to BAC Holders.

•	The General Partner is entitled to receive distributions from the Partnership as set forth in the Plan of Liquidation.

However, if the Liquidation is approved and consummated, the General Partner and/or its affiliates will no longer be entitled to its asset management and other fees currently received in its capacity as General Partner of the Partnership.

ACCOUNTING TREATMENT

The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of and through the date the Certificate of Cancellation is filed by the Partnership and will engage its independent auditors to audit the financial statements.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The federal income tax discussion set forth below addresses the material federal income tax consequences of the Liquidation of a Partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular BAC Holder in the light of such a BAC Holder's personal circumstances. The discussion is directed solely to those who hold the BAC Holder units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and have acquired such BAC Holder units for investment and not as a dealer or for resale. Further, this discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis).

BAC Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Liquidation of the Partnership, including the applicability and effect of federal, state, local and other tax laws.

In General. The Partnership, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each BAC Holder is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such BAC Holder's federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such BAC Holder, without regard to whether the BAC Holder has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each BAC Holder on a Schedule K-1. Each BAC Holder is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the IRS when it files its federal income tax return. A BAC Holder's

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distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

For federal income tax purposes, the Liquidation consists of two separate components:

(1)	the sale by the Partnership of its assets; and

(2)	the distribution of cash to each BAC Holder in liquidation (a "liquidating distribution") of such BAC Holder's interest in the Partnership.

Each of these is separately discussed below.

Sale of the Partnership's Assets. For federal income tax purposes, each BAC Holder will be required to include in its income its allocable share of the gain or loss realized by the Partnership upon the sale of the Partnership's assets pursuant to the Liquidation. Gain will result primarily from the sale of hotel properties and related assets ("Hotel Property Gain"). Hotel Property Gain which falls within the definition of “depreciation recapture” will be treated as ordinary income for tax purposes. Other Hotel Property Gain, as well as other items of Partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset in the hands of the Partnership. To the extent Hotel Property Gain qualifies as capital gain, the gain will be subject to a maximum federal income tax rate of 20% for individuals and 35% for C corporation taxpayers. To the extent Hotel Property Gain is treated as depreciation recapture, the gain will be subject to a maximum federal income tax rate for ordinary income of 39.6% for individuals (or 25% in certain circumstances) and 35% for C corporations.

Distribution to the BAC Holders. A BAC Holder will recognize gain to the extent the amount of the liquidating distribution received by the BAC Holder exceeds the BAC Holder's tax basis for its BACs. Any such gain will be capital gain. In general, any such capital gain recognized by an individual, estate or trust will qualify for the 20% maximum federal income tax rate (35% in the case of a C corporation taxpayer) on capital gains if the BAC Holder units were held by such BAC Holder for more than one year. A BAC Holder's tax basis for its BAC Holder units will be increased by both the BAC Holder's allocable share of any gain realized on the sale of the Partnership's assets and by the amount of the BAC Holder's allocable share of income from normal Partnership operations for the year of the Liquidation. Nevertheless, a BAC Holder's allocable share of the Partnership cash may exceed its basis for its BAC Holder units, and thereby cause the BAC Holder to recognize gain.

For purposes of determining a BAC Holder’s adjusted tax basis in its units, an increase in a BAC Holder’s share of partnership liabilities is treated as a contribution of cash by that BAC Holder to the Partnership, and thereby results in an increase in the BAC Holder’s adjusted tax basis in its BAC Holder units. Conversely, a decrease in a BAC Holder’s share of partnership liabilities is treated as a distribution of cash from the Partnership, and thereby results in a decrease in the BAC Holder’s adjusted tax basis in its BAC Holder units. To the extent that a decrease in a BAC Holder’s share of partnership liabilities results in a deemed cash distribution to the BAC Holder which exceeds the BAC Holder’s adjusted tax basis in its BAC Holder units, the BAC Holder will recognize gain to the extent of the excess of the deemed cash contribution over its adjusted tax basis in its BAC Holder units. This circumstance could arise if a BAC Holder has a negative balance in his or her capital account. Accordingly, the possibility of deemed cash distributions should be taken into account in the above paragraph in the same manner as actual cash distributions.

A BAC Holder will recognize a capital loss to the extent the amount of the liquidating distribution received by the BAC Holder (including any deemed cash distributions to the BAC Holder attributable to a reduction in the BAC Holder’s share of partnership liabilities) is less than the BAC Holder's tax basis for its BAC Holder units, as such basis is adjusted to reflect any gain or loss realized by the Partnership on the sale of

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its assets and to reflect the Partnership’s income or loss from operations for the year of the Liquidation. Capital losses can be deducted, in any year, only to the extent of a BAC Holder’s capital gains plus, in the case of certain non-corporate taxpayers, ordinary income up to $3,000.

Passive Activity Rules. BAC Holders that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A BAC Holder's allocable share of Partnership income or loss from the sale of the Partnership's assets is generally treated as derived from a passive activity. As a result, a BAC Holder's allocable share of such losses may be used by the BAC Holder in the current taxable year only to offset passive activity income from a BAC Holder's other passive activity investments, with the excess suspended indefinitely. Similarly, a BAC Holder's allocable share of any Partnership gain realized on the sale of its assets is generally characterized as passive activity income that may be offset by passive activity losses from a BAC Holder's other passive activity investments. However, because the liquidating distribution is a fully taxable transaction, Section 469 of the Code generally allows any suspended passive activity losses of the BAC Holder with respect to its investment in the Partnership to be used to reduce other income of the BAC Holder.

Consequently, if you as a BAC Holder have not been able to use the passive activity losses generated by the Partnership, it is likely that you will be able to use your unused passive activity losses upon the Liquidation. BAC Holders are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

New Medicare Tax. A 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a BAC Holder’s allocable share of Partnership net income and net gain from the Partnership’s operations and sales of assets, gain resulting from a cash or deemed cash distribution to BAC Holders (as described above), as well as net gain realized by a BAC Holder from a sale of BAC Holder units. In the case of an individual, the tax will be imposed on the lesser of (i) the BAC Holder’s net investment income or (ii) the amount by which the BAC Holder’s modified adjusted gross income exceeds $250,000 (if the BAC Holder is married and filing jointly or a surviving spouse), $125,000 (if the BAC Holder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins (which for 2013 is $11,950).

THE FOREGOING DISCUSSION IS ONLY A SUMMARY AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE LIQUIDATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES, AND ANY OTHER TAX CONSEQUENCES, OF THE LIQUIDATION TO YOU.

AMENDMENT TO THE PLAN OF LIQUIDATION AND DISSOLUTION

The Plan of Liquidation may be amended by the General Partner if it determines that such action would be in the best interest of the Partnership and its BAC Holders. Any amendment which appears necessary but would materially and adversely affect the interests of the BAC Holders must be approved by the BAC
Holders holding a majority of the outstanding BACs entitled to vote thereon. The consent of the General Partner and the Limited Partner (voting at the direction of the BAC Holders) is required to abandon the Plan of Liquidation once adopted.

NO APPRAISAL RIGHTS

Neither Delaware law nor the Partnership Agreement requires that BAC Holders be entitled to appraisal rights in the Liquidation, and no such appraisal rights will be afforded BAC Holders voting against the Liquidation.

REGULATORY APPROVALS

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Partnership's liquidation and dissolution.

SELECTED FINANCIAL DATA

Selected financial data is presented in the Partnership’s audited financial statements which are included in the Partnership’s Annual Report on form 10-K for the year ended December 31, 2012, a copy of which is attached hereto as Appendix B and which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

PROPOSED DISPOSITION FEE TO GENERAL PARTNER.

The Partnership Agreement currently provides that upon the sale of a hotel property, the General Partner or its affiliates shall receive a property disposition fee in a maximum amount equal to 3% of the aggregate selling price of a hotel property sold (“Disposition Fee”) in instances where the General Partner provides substantial services in connection with the sale. The payment of this Disposition Fee is subordinated to distributions set forth in Section 4.05(a) (i)-(iii) of the Partnership Agreement. Based upon the General Partner's estimate of the Partnership's net liquidation value the distributions set forth in Section 4.05(a) (i)-(iii) of the Partnership Agreement are not anticipated to be met and as such the Disposition Fee to the General Partner provided for in the Partnership Agreement would not be paid.

We believe that the General Partner and its affiliates are in a better position than unaffiliated real estate agents to maximize value in connection with the sale of the hotel properties because of the General Partner's and its affiliates extensive experience over the past decade in locating and directly marketing similar income properties to qualified buyers, negotiating sales contracts and shepherding sales transactions to closing for dozens of such properties nationwide in our affiliated portfolios. We believe that the General Partner should be compensated for its efforts where the General Partner or its affiliates take such an active role in seeking to dispose of the properties in the same way as real estate agents would have been compensated for such services.

Consequently, we are seeking your authorization to amend the Partnership Agreement to provide that the Disposition Fee payable as a debt of the Partnership with respect to each property the General Partner or its affiliates markets and sells prior to any distributions to BAC Holders with respect to their capital contributions or preferred return in the same way as any commissions or fees that would have otherwise been payable to third parties for their services. Such fee would be payable upon a sale of a hotel property and only in the event that the General Partner or its affiliates perform substantial services in connection with the marketing and selling of a hotel property sold. In other words, if CRI receives the proposed Disposition Fees, the BAC Holders would receive the same net distribution upon the sale of the properties as if an unrelated third party had performed the same services and received a market rate fee for doing so.

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RECOMMENDATION OF THE GENERAL PARTNER

The General Partner recommends a vote "FOR" approval of the proposed Liquidation. If approved by the BAC Holders, the Plan of Liquidation would immediately go into effect upon the execution by the General Partner of the Plan, which will occur as soon as reasonably practicable after approval by the BAC Holders. After the Partnership has been liquidated, the General Partner will file a Certificate of Cancellation with the Delaware Secretary of State, whereupon, or at such later time as may be specified in the Certificate of Cancellation, the Partnership will be terminated and will cease to exist.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION AND AMENDMENT TO THE PARTNERSHIP AGREEMENT. WE RECOMMEND THAT ALL BAC HOLDERS APPROVE THE LIQUIDATION BY MARKING THE BOX ENTITLED "FOR" ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE LIQUIDATION, YOUR CONSENT CARD WILL BE TREATED AS VOTING "FOR" THE LIQUIDATION. WE ALSO RECOMMEND THAT ALL BAC HOLDERS APPROVE THE AMENDMENT TO THE PARTNERSHIP AGREEMENT BY MARKING THE BOX ENTITLED "FOR" ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE AMENDMENT, YOUR CONSENT CARD WILL BE TREATED AS VOTING "FOR" THE AMENDMENT TO THE PARTNERSHIP AGREEMENT.

THE PARTNERSHIP AND THE GENERAL PARTNERS

THE PARTNERSHIP

The Partnership is a limited partnership which was formed under the Delaware Revised Uniform Limited Partnership Act as of September 23, 1986. The Partnership was formed for the purpose of investing in hotels and a leasehold interest in land improved with a hotel that was acquired from Days Inns of America, Inc. The Registration Statement of the Partnership was declared effective by the Securities and Exchange Commission (SEC) on April 17, 1987, and a Prospectus of the same date was printed. The Partnership registered a total of 6,000,000 Beneficial Assignee Certificates (BACs), at $25 per BAC, with the SEC. BACs represent beneficial assignments of limited partner interests which are held by CRICO Hotel Fund. BACs were to be offered in series, with Series A having a minimum of 196,000 BACs, or $4,900,000, and a maximum of 2,344,000 BACs, or $58,600,000. The Partnership terminated the Series A offering on March 31, 1988 with 868,862 BACs, or gross proceeds of $21,716,550, and did not offer another series. The number of BACs sold generated sufficient proceeds to purchase Days Inns in Minneapolis, Plymouth, and Roseville, Minnesota, Clearwater, Florida and Kankakee, Illinois; and the Partnership purchased leasehold interest in a Days Inn in Scottsdale, Arizona. As of December 31, 2012, the Partnership owned Days Inns in Minneapolis, Plymouth and Roseville, Minnesota. A brief description of the remaining hotel properties follows:

•
Plymouth Days Inn: The property is a 113-room limited service hotel built in 1979 and situated on a 2.45-acre site in Plymouth, Hennepin County, Minnesota. The property was built in 1978 and was acquired by the Partnership in 1987.

•
Roseville Days Inn: The property is a 114-room limited service hotel built in 1974 and situated on a 1.76-acre site in Roseville, Ramsey County, Minnesota. The property was built in 1974 and was acquired by the Partnership in 1988.

•
Minneapolis Days Inn: The property is a 129-room limited service hotel built in 1983 and situated on a 1.64-acre site in Minneapolis, Hennepin County, Minnesota. The property was built in 1983 and was acquired by the Partnership in 1987. On November 9, 2010, CRI Hotel Income of Minnesota, LLC (CRI Hotel of Minnesota), was formed for the purpose of creating a single purpose entity to own the property

~ 21 ~

for refinancing purposes with Franklin National Bank of Minneapolis (Franklin Bank).  CRI Hotel of Minnesota is a wholly-owned subsidiary of CRI Hotel Income Partners, L.P and accordingly will be referred to with the Partnership as the Partnership.

The General Partner of the Partnership is CRICO Hotel Associates I, L.P. (the “General Partner”), a Delaware limited partnership, the general partner of which is C.R.I., Inc. (CRI), a Delaware corporation. The Limited Partner of the Partnership is CRICO Hotel Fund, Inc. (CRICO Hotel Fund).

FIDUCIARY DUTIES OF THE GENERAL PARTNER

The General Partner of the Partnership has fiduciary duties to the Partnership under Delaware law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership, must make full disclosure in their dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by them from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the BAC Holders.

In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the BAC Holders. The Partnership Agreement, however, does limit the liability of the General Partner so that it is not liable to the BAC Holders for any act or omission performed or omitted by the General Partner or its affiliates in good faith and in the best interests of the Partnership, except for conduct constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or liability with respect to federal securities laws.

ROLE OF THE GENERAL PARTNER

The General Partner has full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. The General Partner generally manages and controls the day to day operations of the Partnership, and has general responsibility and overall authority over matters affecting the interests of the Partnership. The General Partner is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between the Partnership and the BAC Holders. The General Partner has full liability for the Partnership's obligations.

ROLE OF THE BAC HOLDERS

BAC Holders may not participate in management of the Partnership without subjecting themselves to potential liability as a general partner. Consent of the holders of a majority of the outstanding BACs entitled to vote is required for the General Partner to take certain actions, including the liquidation and dissolution of the Partnership.

MARKET FOR THE BACS

The BACs are not listed on any national or regional securities exchange, and there is no established public trading market for the BACs. Secondary sales activity for the BACs has been limited and sporadic.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 15, 2013 (the “Record Date”), 868,862 BACs had been issued. No BACs are held by the General Partner or any named executive officer of CRI, Inc., which serves as the general partner of CRICO Hotel Associates I, L.P., which is the General Partner of the Partnership. The table below sets forth beneficial holdings of (i) the General Partner, directors and officers as of Record Date and (iii) all those known by us, as of the April 15, 2013 record date, to be beneficial owners of more than 5% of any Series of BACs.

(i)
Security ownership of General Partner, directors and officers.

The following table sets forth certain information concerning all BACs beneficially owned, as of the Record Date, by each director and by all directors and officers, as a group, of the managing general partner of the General Partner:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of total BACs Issued and outstanding

William B. Dockser	None	0.0%
H. William Willoughby	None	0.0%
All Directors and Officers
As a Group (2 persons)	None	0.0%

(ii)	Security ownership of certain beneficial owners.

The following table sets forth certain information concerning any person (including any “group”) who is known to the Partnership to be the beneficial owner of more than five percent of the issued and outstanding BACs as of the Record Date:

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of total BACs Issued and outstanding

CMG Advisors LLC, et.al.	108,569 BACs	12.50%
1000 Second Avenue, Suite 3950
Seattle, WA 98104
Equity Resource Investments, LLC	62,589 BACs	7.20%
& Affiliates
1280 Massachusetts Avenue, 4th Floor
Cambridge, MA 02138
MacKenzie, Patterson Fuller, LLP & Affiliates	71,045 BACs	8.18%
1640 School Street, Suite 100
Morgan, CA 94556
Peachtree Partners & Affiliates	80,174 BACs	9.23%
P. O. Box 47638
Phoenix, AZ 85068

VOTING PROCEDURES

The vote of each BAC Holder is important. You may vote using any one of the following methods:

1.	Mark, date and sign the enclosed consent card and mail it in the enclosed postage paid envelope to Eagle Rock Proxy Advisors, LLC, 12 Commerce Drive, Cranford, NJ 07016:

2.	Mark, date, sign and fax the enclosed consent card to Eagle Rock Proxy Advisors, LLC, at 908-497-2349;

3.	To place a vote by phone, please call toll free 877-934-3090. At the prompt, please enter the unique control number printed on the enclosed proxy card. Follow the prompts to place your vote: or

4.
To place a vote by internet, please follow the link of the Proxy voting website at http://www.rtcoproxy.com/2879. Enter the unique control number printed on the enclosed proxy card. Follow the instructions shown on the screen to place your vote.

If you have any questions or require assistance completing the consent form, please call Eagle Rock Proxy Advisors, LLC, toll free at 877-934-3086.

Interests of BAC Holders represented by valid consents in the form enclosed and not properly revoked will be counted in determining whether to approve the Liquidation. Where a choice is specified on a signed, returned consent form as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Liquidation and FOR the amendment to the Partnership Agreement.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING BACS ENTITLED TO VOTE MUST APPROVE THE LIQUIDATION, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE

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SAME EFFECT AS A VOTE AGAINST THE LIQUIDATION. LIKEWISE, HOLDERS OF A MAJORITY OF ALL OUTSTANDING BACS ENTITLED TO VOTE MUST APPROVE THE AMENDMENT TO THE PARTNERSHIP AGREEMENT, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT TO THE PARTNERSHIP AGREEMENT.

The vote of the BAC Holders with respect to the Liquidation will be tabulated on an ongoing basis until 5:00 p.m., Eastern Time, on the Solicitation Deadline, May 31, 2013, unless the General Partner, in its sole discretion, extends the period for giving consents, in which case the new Solicitation Deadline will be the last date on which your consent card will be accepted. If the solicitation period is extended, the General Partner will issue a press release (which press release will also be filed with the Securities and Exchange Commission under cover of Form 8-K) announcing the extension no later than 10:00 a.m., Eastern Time, on the next business day after the date that the solicitation period was set to expire. The votes will be tabulated by Eagle Rock Proxy Advisors, LLC, which is not affiliated with the Partnership or the General Partners.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right to amend or terminate the solicitation, or to delay accepting consent cards. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

RECORD DATE AND OUTSTANDING BENEFICIAL ASSIGNEE CERTIFICATES

The Liquidation proposal is being submitted for approval to those persons who are BAC Holders as of the record date. The record date is April 15, 2013 for determining the BAC Holders entitled to vote with respect to the Liquidation proposal. Accordingly, only registered BAC Holders as of the record date will be entitled to vote with respect to the Liquidation. At the record date, 868,862 BACs were held of record by approximately 757 BAC Holders.

Each BAC Holder is entitled to one vote for each BAC held and the number of outstanding BACs entitled to vote with respect to each proposal is equivalent to the number of BACs held of record at the record date.

CONSENT CARD AND VOTE REQUIRED

AS OF THE RECORD DATE, THERE ARE 868,862 BACS OUTSTANDING. ACCORDINGLY, 434,432 BACS MUST BE VOTED IN FAVOR OF THE LIQUIDATION AND THE AMENDMENT TO THE PARTNERSHIP AGREEMENT FOR THESE PROPOSALS TO BE APPROVED BY THE PARTNERSHIP. THE FAILURE OF BAC HOLDERS HOLDING A MAJORITY OF OUTSTANDING BACS TO VOTE IN FAVOR OF THE LIQUIDATION WILL RESULT IN THE LIQUIDATION PROPOSAL NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP.

BAC Holders who wish to vote "FOR" the Liquidation should complete, sign and return the consent card. The consent card which must be completed for each BAC Holder is enclosed with this Consent Solicitation Statement. Consent cards must be delivered by mail, by facsimile, by telephone or by Internet in the manner described in the section entitled "Voting Procedures" above.

REVOCABILITY OF CONSENT

BAC Holders may withdraw or revoke their consent as to the Liquidation or Amendment to the Partnership Agreement proposal at any time prior to the Solicitation Deadline. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and must be addressed as follows: Eagle Rock Proxy Advisors, LLC, 12 Commerce Drive, Cranford,

~ 25 ~

NJ 07016 or by facsimile at 908-497-2349, or by phone at 877-934-3086; or email your revocation to CRIinfo@eaglerockproxy.com. A notice of revocation or withdrawal must specify the BAC Holder's name and the number of BACs being withdrawn.

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SOLICITATION OF CONSENTS; SOLICITATION EXPENSES

The cost of preparing, assembling and mailing the enclosed Consent Card, this Consent Solicitation Statement and other materials which may be sent to BAC Holders in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of the General Partner may solicit the execution and return of Consent Cards by mail, telephone, e-mail, facsimile or other permitted means. Such directors, officers and employees will not be additionally compensated for these services, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation.

In addition, Eagle Rock Proxy Advisors, LLC, an outside solicitation firm retained by the Partnership to solicit votes and communicate with BAC Holders in connection with this Consent Solicitation Statement and the Liquidation (in accordance with applicable law), will assist in the solicitation of votes "FOR" the adoption of the Liquidation proposal. The anticipated cost of such engagement, which shall be borne solely by the Partnership, is $10,000.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE PLAN OF LIQUIDATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED LIQUIDATION OR THE PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

INCORPORATION BY REFERENCE

The SEC allows the Partnership to "incorporate by reference" information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the consent solicitation statement. This Consent Solicitation Statement incorporates by reference the Partnership's Annual Report on 10-K for the fiscal years ending December 31, 2010, December 31, 2011 and December 31, 2012.

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WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such material may also be accessed on the Internet through the SEC's address at http://www.sec.gov, and are available in paper form to BAC Holders without charge upon written request to CRI Hotel Income Partners, L.P., c/o CRI, Inc., 11200 Rockville Pike, Suite 300, Rockville, MD 20852.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the proposed Liquidation Plan and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

APPENDICES

Appendix A: Plan of Liquidation and Dissolution
Appendix B: Annual Report on Form 10-K for the year ended December 31, 2012

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APPENDIX A

PLAN OF LIQUIDATION AND DISSOLUTION OF
CRI HOTEL INCOME PARTNERS, L.P.

This Plan of Liquidation and Dissolution (the "Plan") dated as of April 1, 2013 of CRI Hotel Income Partners, L.P., a Delaware limited partnership (the "Partnership"), is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of Delaware.

1. Intention of the General Partner. CRICO Hotel Associates I, L.P., as the sole General Partner of the Partnership, believes that the liquidation and dissolution (the "Liquidation") of the Partnership at this time is in the best interest of the Partnership, its Limited Partner and the holders of the Partnership's Beneficial Assignee Certificates (the "BAC Holders"). Therefore, the General Partner has submitted this Plan to the Limited Partner and the BAC Holders for their consent to liquidate and dissolve the Partnership in accordance with Article IX of the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 23, 1986 (the "Partnership Agreement").

2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% of the Limited Partners, as directed by the holders of greater than 50% of the outstanding Beneficial Assignee Certificates ("BACs") of the Partnership entitled to vote, as required by the Partnership Agreement (the “Effective Date”). Until such time as the BAC Holders approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein.

3. Management and Disposition of Assets. On or after the Effective Date, the General Partner shall proceed to wind up the affairs of the Partnership and shall continue to have all the powers of the General Partner under the Partnership Agreement, including the power to (i) fulfill or discharge the Partnership's contracts, (ii) collect the Partnership's assets, (iii) sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining assets of the Partnership to one or more persons at public or private sale for consideration which shall consist of cash or cash equivalents, (iv) discharge or pay the Partnership's liabilities and (v) do all other things appropriate to liquidate the Partnership's business. The Partnership shall not sell or dispose of any of its assets to the General Partner or any of its affiliates.

4. Provisions for Liabilities. All liabilities of the Partnership shall be paid for, settled or otherwise satisfied in the manner determined by the General Partner. There may be set aside, and retained in cash or other assets, a reserve fund or reserve funds in an amount or amounts determined by the General Partner to be necessary for the payment of estimated liabilities, taxes and expenses, including the expenses related to the effectuation of the Plan [IF THE PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT IS APPROVED: and the Disposition Fee.]

5. Liquidating Trust. In the event that: (a) in the opinion of the General Partner, it would not be feasible for the Partnership to pay, or adequately provide for, all liabilities of the Partnership (including costs and expenses incurred and anticipated to be incurred in connection with the effectuation of the Plan) at the time the final liquidating distribution is made pursuant to Section 6 hereof, or (b) the General Partner shall determine that it is not advisable to distribute at such time any other property held by or for the account of the Partnership because such property is not reasonably susceptible for distribution to BAC Holders or otherwise, the Partnership shall transfer and assign to a liquidating trust designated by the General Partner (the “Liquidating Trust”) sufficient cash and property to pay or adequately provide for all such debts and liabilities and such other property as the General Partner shall have determined is appropriate. The Liquidating Trust Agreement governing the Liquidating Trust shall be approved by the General Partner. The transfer and assignment of Partnership assets to the Liquidating Trust and the distribution to BAC Holders of non-transferrable beneficial

1

interest therein shall qualify as the distribution by the Partnership to the BAC Holders per Section 9.03(a)(v) of the Partnership Agreement. From and after the date of the Partnership's transfer of cash and property to the Liquidating Trust, (i) the Partnership shall have no interest in and to such cash and property and (ii) all such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of and ultimate distribution to the BAC Holders, subject to any unsatisfied debts, liabilities and expenses.

6. Distributions to BAC Holders. [IF THE PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT IS APPROVED: The assets of the Partnership which, in the opinion of the General Partner, no longer need to be retained as a reserve fund to meet liabilities, shall, subject to Sections 4 and 5 hereof, be distributed to the General Partner and the BAC Holders as set forth below:

•	First, 100% to the BAC Holders, until the BAC Holders have received an amount equal to their Adjusted Capital Contributions (as such term is defined in the Partnership Agreement);

•
Second, 98% to the BAC Holders and 2% to the General Partner, subordinated to the achievement of the Preferred Cash Flow Return (as such term is defined in the Partnership Agreement), until the BAC Holders have received an additional amount equal to their Preferred Cash Flow Return, reduced (but not below zero) by the total amount of all prior cash distributions;

•	Third, to the General Partner an amount equal to its Adjusted Capital Contributions;

•	Fourth, the balance, 85% to the BAC Holders and 15% to the General Partner; and

•	Lastly, all proceeds remaining in any Liquidating Trust or reserve after the satisfaction of all potential liabilities will be distributed, pro rata, among the General Partner and BAC Holders.]

[IF THE PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT IS DENIED: The assets of the Partnership which, in the opinion of the General Partner, no longer need to be retained as a reserve fund to meet liabilities, shall, subject to Sections 4 and 5 hereof, be distributed to the General Partner and the BAC Holders as set forth below:

•	First, 100% to the BAC Holders, until the BAC Holders have received an amount equal to their Adjusted Capital Contributions (as such term is defined in the Partnership Agreement);

•
Second, 98% to the BAC Holders and 2% to the General Partner, subordinated to the achievement of the Preferred Cash Flow Return (as such term is defined in the Partnership Agreement), until the BAC Holders have received an additional amount equal to their Preferred Cash Flow Return, reduced (but not below zero) by the total amount of all prior cash distributions;

•	Third, to the General Partner an amount equal to its Adjusted Capital Contributions;

•	Fourth, in the case of Sales, to the General Partner as a Property Disposition Fee (as such term is defined in the Partnership Agreement), an amount equal to 3% of the total sale proceeds;

•	Fifth, the balance, 85% to the BAC Holders and 15% to the General Partner; and

•	Lastly, all proceeds remaining in any Liquidating Trust or reserve after the satisfaction of all potential liabilities will be distributed, pro rata, among the General Partner and BAC Holders.]

7. Authorization of the General Partner. The General Partner shall make such provisions, if any, as it may deem appropriate regarding the surrender and transfer of the BACs in connection with the making of the distributions hereunder. The General Partner may hire employees and/or retain independent contractors in connection with the liquidation and winding up process, and is authorized to pay to employees or independent contracts reasonable compensation. The approval of the Plan shall constitute full and complete authority to the General Partners, without further BAC Holder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the General Partner deems necessary, appropriate or advisable and in accordance with the Plan, the Partnership Agreement and the Laws of the State of Delaware: (i) to dissolve the Partnership in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the

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assets of the Partnership; (iii) to satisfy or provide for the satisfaction of the Partnership's obligations in accordance with Title 6 Ch. 7 Del. Code Section 17-804 and the Partnership Agreement; and (iv) to distribute all of the remaining funds of the Partnership and any unsold assets of the Partnership to the BAC Holders as set forth in Section 6 above.

8. Dissolution. At such time as the General Partner has determined that all necessary requirements for dissolution have been satisfied under Delaware law and after the assets of the Partnership have been liquidated and the affairs of the Partnership have been wound up, the General Partner immediately shall execute and cause to be filed in the Office of the Secretary of State of the State of Delaware and elsewhere as may be required or deemed appropriate such documents necessary to effectuate the termination of the Partnership. From and after the date such documents are accepted by the Office of the Secretary of State, the Partnership will be deemed to be terminated, and the General Partner will be discharged of all powers and authority and released from any future duties and responsibilities as general partner of the Partnership, except with respect to assets of the Partnership which have been set aside in a reserve fund or have otherwise been distributed.

9. Indemnification. The obligation of the Partnership to indemnify and reimburse the General Partner, CRICO Hotel Fund, Inc. or their affiliates pursuant to applicable law and/or Article V, Section 5.16 of the Partnership Agreement or otherwise shall survive the liquidation and dissolution of the Partnership and may be satisfied only out of the assets of any reserve fund or Liquidating Trust which has assumed the liability of the Partnership thereof, but not from distributions to BAC Holders.

10. Modification and Abandonment. The General Partner may modify or amend this Plan if it determines that such action would be in the best interests of the Partnership and its BAC Holders. In the event that a modification or amendment appears necessary and will, in the judgment of the General Partner, materially and adversely affect the interests of the BAC Holders, such modification or amendment will be submitted to the BAC Holders for approval by BAC Holders holding a majority of the outstanding BACs entitled to vote thereon. The General Partner may abandon this Plan at any time if it determines that abandonment would be in the best interest of the Partnership or its BAC Holders, provided that the General Partner and the Limited Partner (voting at the direction of the BAC Holders) consent to such abandonment.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

CRI HOTEL INCOME PARTNERS, L.P.
By: CRICO Hotel Associates I, L.P., its general partner
By: C.R.I., Inc., its general partner

_____________________________    /s/ H. William Willoughby____________________________
William B. Dockser     H. William Willoughby
Chairman of the Board     President

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APPENDIX B

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PROPOSED LIQUIDATION AND DISSOLUTION

CRI HOTEL INCOME PARTNERS, L.P.
11200 Rockville Pike
Suite 300
Rockville, MD 20852

CONSENT CARD

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF
OF THE PARTNERSHIP

The undersigned, a BAC Holder of CRI Hotel Income Partners, L.P. (the “Partnership”), and the holder of BACs, acting with respect to all such BACs held by the undersigned on April 15, 2013, takes the following actions with respect to the proposal of the Partnership:

1. Proposal to sell all of the Partnership’s assets and dissolve the Partnership pursuant to the proposed Plan of Liquidation and Dissolution.

____FOR     ____AGAINST     ____ABSTAINS

2. Proposal to allow the General Partner to be eligible to be paid certain Disposition Fees from the Partnership as compensation for its efforts in marketing and selling the properties

____FOR     ____AGAINST     ____ABSTAINS

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time prior to the completion or abandonment of the consent solicitation.

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE
ENCLOSED, SELF-ADDRESSED ENVELOPE IN
ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE REVERSE OF THIS CARD.

(Reverse Side)

This consent form must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, Executors, Administrators, Trustees and Guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

________________________________________________	___________________

Signature:	Date:

________________________________________________	___________________

Signature:	Date

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE
SELF-ADDRESSED ENVELOPE OR IN ACCORDANCE
WITH THE VOTING INSTRUCTIONS BELOW.

CONSENT VOTING INSTRUCTIONS

MAIL - Date, sign and mail your consent card in the envelope provided as soon as possible.
- OR -
FACSIMILE – Date, sign and fax your consent card to Eagle Rock Proxy Advisors, at 908-497-2349.
- OR -
TELEPHONE – To place a vote by phone, please call toll-free 877-934-3090.  At the prompt, please enter the unique control number printed on this proxy card.  Follow the prompts to place your vote.  Have your consent card available when you call.
- OR -
INTERNET – To place a vote by internet, please go to http://www.rtcoproxy.com/2879.com and follow the link to the Proxy voting website.  Enter the unique control number printed on this proxy card.  Have your consent card available when you access the web page.

If you have any questions, require assistance in voting your proxy card, or need additional copies of materials, please contact Eagle Rock Proxy Advisors at the phone numbers or email listed below.

EAGLE ROCK PROXY ADVISORS, LLC
12 Commerce Drive
Cranford, NJ 07016
Call Toll Free at: 877-934-3086
Fax: 908-497-2349
E-mail: CRIinfo@eaglerockproxy.com